UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

BELLAVISTA CAPITAL, INC.
(Name of Registrant as Specified in Its Charter)

MACKENZIE PATTERSON FULLER, LP
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X ] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:
[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

June 5, 2009

Re: Proxies to save your investment in BellaVista Capital, Inc

Dear Bella Vista Investor,

Here are the proxies we promised to send you.  As you now know, we are extremely concerned that our mutual investment in BellaVista is being mismanaged.  We have put together a plan to take over the management of BellaVista to save costs and improve performance, and we will implement it with your help. We urge you to join us.

The problem, in short, is that the inexperienced managers and directors of BellaVista continue to compensate themselves handsomely while wasting money on administration and watching the value of your shares plummet–73% from the initial offering price of $10.00 per share, and 35% from the $4.20 value that existed when the current directors launched their “new” business plan.

In light of the current directors’ failures and entrenchment, we believe the best course of action is for MPF to assume administrative control of BellaVista to obtain a better chance of increasing shareholder value for all shareholders. Our first attempt to help fix the problems was flatly rejected by the current board–leaving us no option but to try to increase the size of the board of directors to nine members, and install five new directors nominated by MPF.  The attached yellow proxies will accomplish this goal.

Specifically, MPF’s administrative and management proposal will:

•
Improve your chance of profits by giving administrative control to MPF. BellaVista has squandered 73% of the value of your investment, while MPF has generated dollar-weighted, average internal rates of return for its liquidated investment funds of greater than 15%! Past performance is no guarantee of future results, but we believe we represent a better chance.

•
Lower corporate general and administrative costs by nearly 40% from the past year’s annual cost of approximately $1.36 million to approximately $834,000.  This new plan consolidates all accounting, tax preparation, investor relations, asset management, and investment advisory services for a reasonable fixed-percentage fee. In fact, MPF will guarantee that BellaVista’s overall corporate G&A is lower in the year after we take control than the past year.

•
Eliminate the costs of Board Members.  Our nominees, if elected, will not take director fees and will vote to eliminate the fees paid to other directors.  The experience of the nominees and their interest in the proposal is detailed below, and this information is available at our website at www.mpfi.com or by calling us.

•
Lower Bella Vista’s interest payment costs. The current board borrowed money last quarter at 11.5% to fund working capital including its own fees. MPF routinely borrows on its lines of credit to bridge short-term working capital shortfalls for entities managed by MPF.  These lines of credit bear interest at the Prime Rate, which is currently 3.25% - a drastic reduction.

•
Upgrade investor relations.  MPF manages over 50 investment funds and caters to over 5,000 investors. Just as we keep these investors well informed about their investments, we will issue detailed quarterly reports to provide you with detailed information about your investment in Bella Vista.

Please Return Your YELLOW Proxies Today

Your choice is simple: Stay the course and perhaps see the continued destruction of the value of your investment, or vote now and help MPF save your investment in Bella Vista.  Please sign, date, and return the enclosed yellow proxies today.

If you have any questions or require any assistance in executing or delivering your proxies, please call me at (800) 854-8357.  We have a plan to help BellaVista dramatically reduce its costs and improve its investment performance. Please support us in saving our mutual investment in BellaVista.

Very Truly Yours,

Rob Dixon
Chief Investment Officer, MacKenzie Patterson Fuller, LP

P.S. Please help us help save our mutual investment in BellaVista.  Sign, date and return your YELLOW proxies today.

Recommended New Board Members

C. E. Patterson

Mr. Patterson is president and a beneficial owner of MPF and its advisory affiliate, MPF Advisers, LP.  Mr. Patterson, age 68, has spent his entire business career in the real estate and financial services industry.  He worked at Merrill Lynch, Eastman Dillon, Smith Barney, and Paine Webber before founding MPF.

Mr. Patterson has been active in the advocacy of investor rights and has been quoted often in the financial press regarding his opposition to sponsors of investments who, in his opinion, have violated such rights in fact or in spirit.  He was a consultant to the legal counsel in a large class action against Southmark Corporation and its principals. On several occasions, Mr. Patterson or his affiliated firms have taken on the management of troubled partnerships when existing general partners were either financially unable to continue or were otherwise removed by investors.

Mr. Patterson has been a real estate professional for over 20 years.  He is a California Real Estate Broker, and owns and operates real estate holdings throughout the United States, its territories, and Canada.  Mr. Patterson is a director of various MPF affiliates and has previously served as a director of the publicly traded real estate company Host Funding, Inc.

Glen W. Fuller

Mr. Fuller, age 35, is senior vice president and secretary of MPF.  He beneficially owns a minority interest of MPF.  Mr. Fuller is C.E. Patterson’s stepson.  Mr. Fuller is a director of various MPF affiliates and has previously served as the director of a publicly traded real estate company, Host Funding, Inc. In his role as Chief Operating Officer of MPF, Mr. Fuller oversees real estate assets in multiple states around the country and is responsible for directing the activities of local property managers for those assets.

Prior to becoming senior vice president of MPF, he was a portfolio manager and research analyst for two years.  Prior to joining MPF, Mr. Fuller spent two years running the over the counter trading desk for North Coast Securities Corp. (previously Morgan Fuller Capital Group) with responsibility for both the proprietary and retail trading desks.  Mr. Fuller was also the registered options principal and registered municipal bond principal for North Coast Securities Corp. Mr. Fuller previously held his NASD Series 7, general securities registration and has a Bachelor of Arts in Management.  Mr. Fuller has also spent time working on the floor of the New York Stock Exchange as a trading clerk and on the floor of the Pacific Stock Exchange in San Francisco as an assistant specialist for LIT America.

Chip Patterson

Chip Patterson, age 38, is senior vice president and general counsel of MPF.  He is a director of various MPF affiliates.  He beneficially owns a minority interest of MPF.  Chip Patterson is C.E. Patterson’s son.

Chip Patterson is a licensed California Real Estate Broker and has extensive experience with real estate financing, development structures, foreclosures, purchase and sale transactions, restructurings, work-outs, negotiations with lenders, and securitization of real estate deals. He has been involved in the buying and selling of real estate securities since 2003. Chip Patterson graduated magna cum laude from the University of Michigan Law School with a Juris Doctor Degree and with high distinction and Phi Beta Kappa from the University of California at Berkeley with a Bachelor of Arts Degree in Political Science.  Prior to joining the Manager in July 2003, he was a securities and corporate finance attorney with the national law firm of Davis Wright Tremaine LLP.  Prior to law school, Chip Patterson taught physics, chemistry, and math at the high school level for three years.  He also has prior experience in sales, retail, and banking.

Robert E. Dixon

Mr. Robert E. Dixon, age 37, is senior vice president and co-chief investment officer of MPF and a director of its general partner.  Mr. Dixon is C.E. Patterson’s son-in-law.

Mr. Dixon has primarily been involved in the buying and selling of real estate securities since 1994.  Mr. Dixon also has extensive experience with restructurings, work-outs, negotiations with lenders, and the financial engineering of complex transactions.  Mr. Dixon served as an officer and director of Sutter Holding Company, Inc. since March 2002, a publicly traded financial services holding company.  Mr. Dixon was also a director of Knight Fuller Inc., another publicly traded company.  Mr. Dixon founded Sutter Capital Management, LLC, an investment management firm, in 1998 and sold it in 2005 to an MPF affiliate.  Mr. Dixon has been president of Sutter Capital Management since its founding.  Mr. Dixon received his Master of Business Administration degree from Cornell University in 1998 and became a Chartered Financial Analyst in 1996.  From October 1994 to June 1996 he worked for MacKenzie Patterson, Inc. as a securities research analyst.  He worked for Lehman Brothers, Inc. in equity sales and trading during 1993 and 1994.  Mr. Dixon received his bachelor’s degree in economics from the University of California at Los Angeles in 1992.

Christine E. Simpson

Christine E. Simpson, age 43, is co-chief investment officer and senior vice president for MPF. She owns an indirect minority interest, less than five percent, of MPF.

She has been employed by MPF since 1990. Mrs. Simpson is responsible for handling the day-to-day operations of the research department.  She is actively involved in analyzing hundreds of real estate assets around the country and maintains a deep understanding of real estate financing and valuation trends.  During Mrs. Simpson’s career with the MPF, she graduated: with a Bachelor of Arts degree in Business Management from St. Mary’s College of California in October 2004 (with honors), with a Masters of Science degree in Financial Analysis and Investment Management in September 2006, and a Masters in Business Administration in June 2008.

MPF previously mailed you a letter in which we stated that there had been a “Catastrophic Destruction of Value” of the BellaVista stock and that BellaVista had “squandered 73% of the value.” While we believe these statements are true, one cannot prove, of course, that the BellaVista management “caused” such declines, only that they “presided” over such declines.  Obviously the recent decline in real estate value across the country has hurt nearly every real estate investment.  However, the decline in the NRV at BellaVista has occurred over many years, even during the time that real estate values were generally increasing across the country.  Furthermore, the board has changed over the years, but the value of BellaVista’s stock has not increased under anyone’s watch.  Our proposal is to try to improve upon this performance in two ways: (1) by cutting the general and administrative costs of BellaVista and fixing its expenses at 2% of assets, and (2) by redeploying its trust deed portfolio into other real estate securities which we hope will produce superior returns compared to the current portfolio.

We also referred to MPF as a “proven winner” because it has not failed to return any of its investment funds’ original capital plus a profit thereon by the time such funds were liquidated.  Of course, that fact doesn’t guarantee that under MPF’s stewardship, BellaVista’s performance will improve, because past performance is not necessarily indicative of future results, and BellaVista is a fundamentally different company than the MPF funds, and only a portion of BellaVista’s assets would be invested by MPF.  We also stated previously that “MPF’s investing has historically produced gross returns of over 20%, more than twice the returns being produced from the current trust deed portfolio.”  We have also stated that “MPF has generated dollar-weighted, average internal rates of return for its liquidated investment funds of greater than 15%.”  Because such investment funds have fees and expenses, in order to produce net average returns of greater than 15%, the “gross” returns need to be quite a bit higher, which we estimate to be in excess of 20%, but such past performance does not guarantee future results for BellaVista.  Any shareholder who wishes to see a list of the results for our liquidated funds that have produced this average return may request this information for free by calling us.

We can make no prediction, and are not making a prediction, about the future net realizable value of BellaVista stock under our management.  We strongly believe that under our management and with our cost-cutting proposals we can only improve upon what otherwise would be the final liquidation value of the shares.  But there is no guarantee from us, or current management, that you will receive $2.73 per share or less or more.  We believe that given our history, the chances that MPF can improve BellaVista’s performance are good, but there can be no guarantee.  We believe it’s a better bet than sticking with the current management, so we are asking for your proxy vote.